ARTICLES OF AMENDMENT
               THE ARTICLES OF INCORPORATION OF
                  SIERRA INTERNATIONAL, INC.

     Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is Sierra International, Inc. (the "Company").

     SECOND: The following amendments to the Articles of Incorporation of the Company were duly adopted by the stockholders of the corporation at a meeting held November 18, 1997, in the manner prescribed by the Utah Revised Business Corporation Act, to-wit:

                 ARTICLE III - CAPITALIZATION

     THIRD: These amendments do not provide for any exchange, reclassification or cancellation of issued shares; however, pursuant to the resolution adopted by the stockholders of the corporation at the meeting held February 9, 1998, the 3,188,693 one mill ($0.001) par value common voting shares issued and outstanding were reverse split on a basis of one for 10, while retaining the authorized shares at 100,000,000 and retaining the par value at one mill ($0.001 ) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Company, and resulting in a total of approximately 318,870 shares of one mill ($0.001 ) par value common voting stock being issued and outstanding. No stockholder's share holdings will be reduced below 50 shares as a result of such reverse split.

     FOURTH: These amendments adopting the reverse split of the Company's common stock, were adopted by the stockholders at a meeting held February 9, 1998.

     FIFTH: These amendments were not adopted by the incorporators or the Board of Directors without stockholder action.

     SIXTH: (a) The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows, to-wit:

             CLASS                  NUMBER OF SHARES

            Common                     3,188,693

           (b) The number of shares voted for such amendments was 3,083,457, with none opposing and none abstaining.
     IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 10th day of February, 1998.

                                 SIERRA INTERNATIONAL, INC.


                                /s/Steven D. Moulton, President

Attest

/s/Michelle Wheeler, Secretary